EXHIBIT NO. 99-1


AUTOMATIC SHUTDOWN AT NINE MILE TWO NUCLEAR PLANT

SYRACUSE - June 24 - The Nine Mile Point Unit Two nuclear plant automatically shut down today at 3:41 p.m. due to a malfunction in a device that controls water levels in the plant, according to officials at Niagara Mohawk Power Corporation (NYSE:NMK).

An estimated restart date will be determined after a complete assessment of the cause of the shutdown.

Niagara Mohawk operates and is a 41 percent co-owner of Nine Mile Two, a 1,140-megawatt plant. Other owners are: New York State Electric & Gas Corporation (18 percent), Long Island Power Authority (18 percent), Rochester Gas and Electric Corporation (14 percent), and Central Hudson Gas & Electric Corporation (9 percent). The plant is located in Scriba, New York, approximately 40 miles north of Syracuse.

Niagara Mohawk is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.